Exhibit 99.1

Thoughtworks Completes Transaction to Go Private in $1.75 Billion Deal with Apax Funds

CHICAGO--(BUSINESS WIRE)--Nov. 13, 2024 -- Thoughtworks (NASDAQ: TWKS), a global technology consultancy that integrates strategy, design and engineering, today announced the completion of its acquisition by affiliates of certain investment funds advised by Apax Partners LLP (“Apax Funds”).

The transaction, valued at approximately $1.75 billion, takes Thoughtworks private. Under the terms of the agreement, Thoughtworks’ stockholders will receive $4.40 per share in cash, a 48% premium over the volume-weighted average price of Thoughtworks stock for the 30 days ending August 2, 2024, the last full trading day prior to the transaction announcement.

With the transaction’s completion, Thoughtworks’ shares will no longer be publicly traded on NASDAQ and the company will now operate as a privately held entity.

Mike Sutcliff, Thoughtworks’ Chief Executive Officer, said: “We are pleased to finalize this partnership with Apax. As a private company, we can now fully focus on our long-term strategy and continue delivering world-class digital solutions to our clients globally, while investing in our people and culture.”

Salim Nathoo, Partner at Apax and Non-Executive Director of Thoughtworks, added: “We’re excited to support Thoughtworks through its next stage of growth, leveraging its strong reputation for solving complex technology problems for the world’s leading enterprises, backing its unique talent and culture to help businesses transform through technology.”

The deal’s closing marks a new chapter for Thoughtworks, as the company seeks to accelerate innovation and expand its leadership in AI enabled software and data engineering services for enterprises across industries.

Advisors

●	Goldman Sachs & Co. LLC acted as the exclusive financial advisor to Apax. Kirkland & Ellis LLP and Richards, Layton & Finger, P.A. acted as legal counsel to Apax.

●	Lazard acted as financial advisor to the Special Committee. Kramer Levin Naftalis & Frankel LLP and Potter Anderson & Corroon LLP acted as legal counsel to the Special Committee.

●	Paul Hastings LLP acted as legal counsel to Thoughtworks.

Supporting resources:

●	Keep up with Thoughtworks news by visiting the company’s website.

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About Thoughtworks

Thoughtworks is a global technology consultancy that integrates strategy, design and engineering to drive digital innovation. We are over 10,000 Thoughtworkers strong across 48 offices in 19 countries. For 30 years, we’ve delivered extraordinary impact together with our clients by helping them solve complex business problems with technology as the differentiator.

About Apax Partners

Apax Partners LLP is a leading global private equity advisory firm. For over 50 years, Apax has worked to inspire growth and ideas that transform businesses. The firm has raised and advised funds with aggregate commitments of almost $80 billion. The Apax Funds invest in companies across three global sectors of Tech, Services, and Internet/Consumer. These funds provide long-term equity financing to build and strengthen world-class companies. For further information about Apax, please visit www.apax.com. Apax is authorized and regulated by the Financial Conduct Authority in the UK.

Contacts

For Thoughtworks

Investor contact:
Rob Muller, Head of Investor Relations
Email: investor-relations@thoughtworks.com
Phone: +1 (312) 373-1000

Media contact:
Linda Horiuchi, Global Head of Public Relations
Email: linda.horiuchi@thoughtworks.com
Phone: +1 (646) 581-2568

For Apax:

Gill Corish, Interim Head of Communications

Email: gill.corish@apax.com

Phone: +44 7467994778